                                                              EXHIBIT (a)(1)(A)

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)

                                      of

                                BI Incorporated

                                      at

                              $8.25 Net Per Share

                                      by

                        KBII Acquisition Company, Inc.

                      A Direct Wholly Owned Subsidiary of

                              KBII Holdings, Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 15, 2000, UNLESS THE OFFER IS
                                   EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, NO PAR VALUE PER SHARE (THE "COMMON STOCK"), INCLUSIVE OF THEIR RESPECTIVE ASSOCIATED COMMON STOCK PURCHASE RIGHTS (THE "RIGHTS," AND THE SHARES OF COMMON STOCK INCLUSIVE OF THEIR RESPECTIVE RIGHTS, THE "SHARES"), OF BI INCORPORATED (THE "COMPANY"), WHICH WOULD REPRESENT AT LEAST NINETY PERCENT (90%) OF THE SHARES OUTSTANDING AT THE TIME OF THE EXPIRATION DATE (AS DEFINED HEREIN) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 15 HEREOF.

   THIS OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 10, 2000 (THE "MERGER AGREEMENT"), AMONG KBII HOLDINGS, INC., KBII ACQUISITION COMPANY, INC. AND THE COMPANY.

                                --------------

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AGREEMENT AND THE MERGER OF KBII ACQUISITION COMPANY, INC. WITH AND INTO THE COMPANY, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL OF THE MERGER AND THE MERGER AGREEMENT BY THE SHAREHOLDERS OF THE COMPANY.

                                --------------

                                   IMPORTANT

   Any shareholder of the Company desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal together with the certificate(s) representing the tendered Shares, and all other required documents, to Computershare Investor Services LLC (the "Depositary"), or follow the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

   Any shareholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfers on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3, "Procedures for Tendering Shares."

   Questions and requests for assistance may be directed to BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (the "Dealer Manager"), or Innisfree M&A Incorporated (the "Information Agent"), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                                --------------

                     The Dealer Manager for the Offer is:

                          [BB&T CAPITAL MARKETS LOGO]

                               909 East Main Street
                                Richmond, VA 23219
                                  (804) 787-8252
August 18, 2000

                               TABLE OF CONTENTS

SUMMARY TERM SHEET.........................................................   1


INTRODUCTION...............................................................   5


  1. Terms of the Offer; Expiration Date...................................   7


  2. Acceptance for Payment and Payment for Shares.........................   9


  3. Procedures for Tendering Shares.......................................  10


  4. Withdrawal Rights.....................................................  13


  5. Certain Federal Income Tax Consequences...............................  14


  6. Price Range of Shares; Dividends on the Shares........................  15


  7.  Effect of Offer on Market for Shares; Nasdaq Listing; SEC
      Registration; Margin Regulations.....................................  15


  8. Certain Information Concerning the Company............................  16


  9. Certain Information Concerning Offeror and Parent.....................  18


 10. Source and Amount of Funds............................................  20


 11. Background of Offer...................................................  22


 12. Purpose of the Offer; The Merger; Plans for the Company...............  24


 13. The Transaction Documents.............................................  26


 14. Dividends and Distributions...........................................  35


 15. Certain Conditions to Offeror's Obligations...........................  35


 16. Certain Regulatory and Legal Matters..................................  37


 17. Fees and Expenses.....................................................  38


 18. Miscellaneous.........................................................  39


Annex I Directors and Executive Officers of Parent and Offeror............. I-1

                                      (i)

                              SUMMARY TERM SHEET

   KBII Acquisition Company, Inc. is offering to purchase all of the outstanding common stock of BI Incorporated, including the associated common stock purchase rights, for $8.25 per share in cash. The following are some of the questions you, as a shareholder of BI Incorporated, may have, and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is Offering to Buy My Securities?

   Our name is KBII Acquisition Company, Inc. We are a Colorado corporation formed for the purpose of making a tender offer for all of the common stock, including the associated common stock purchase rights, of BI Incorporated. We are a direct wholly owned subsidiary of KBII Holdings Inc., a Delaware corporation. We and KBII Holdings, Inc. are both newly formed corporations and have not conducted any business other than in connection with the offer and the merger agreement described below. See the "Introduction" to this Offer to Purchase and Section 9, "Certain Information Concerning Offeror and Parent."

What are the Classes and Amounts of Securities Sought in the Offer?

   We are seeking to purchase all of the outstanding shares of common stock of BI Incorporated and the associated common stock purchase rights relating thereto. See the "Introduction" to this Offer to Purchase and Section 1, "Terms of the Offer; Expiration Date."

How Much are You Offering to Pay? What is the Form of Payment? Will I Have to Pay any Fees or Commissions?

   We are offering to pay $8.25 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

How Will the Offer Effect My Options to Purchase BI Incorporated Stock?

   If you have options to purchase BI Incorporated common stock, pursuant to the terms of this Offer to Purchase, you may exercise these options and tender the common stock you receive. If you do not exercise your options then, if the offer is closed and KBII Acquisition Company, Inc. merges with and into BI Incorporated, your options will be terminated and you shall receive the positive difference, if any, between the exercise price of the option and $8.25. Please note that there are certain options issued pursuant to BI Incorporated's 1999 Stock Option Plan to which this may not apply. See Section 13, "The Transaction Documents."

Do You Have the Financial Resources to Make Payment?

   All of the funds that we will need to acquire all of the outstanding shares of BI Incorporated common stock and pay related fees and expenses will be provided from three sources. The Prudential Insurance Company of America or an affiliate thereof has committed to provide us with $19.0 million in financing; National City Bank has committed to provide us with $47.5 million in financing; and KBII Holdings, Inc., our parent company, will (through an investment by an affiliated entity, Kohlberg Investors III, L.P.) provide us with the remainder of the funds that we need to acquire all of the shares of BI Incorporated common stock. Prudential's and National City Bank's obligation to provide financing, however, is subject to certain conditions. See Section 10, "Source and Amount of Funds."

Is Your Financial Condition Relevant to my Decision to Tender in the Offer?

   We do not believe that our financial condition is relevant to your decision to tender in the offer because the form of payment that you will receive consists solely of cash and our offer is not conditioned on our ability to obtain financing. If you tender into the offer and receive payment in full for your shares, you will have no continuing equity interest in BI Incorporated. Additionally, both we and KBII Holdings, Inc. were formed solely for the purpose of acquiring shares of BI Incorporated common stock and there is no relevant historical financial information available with respect to either us or KBII Holdings, Inc.

   Tendering your shares in the offer will, if enough shares are tendered and the offer is completed, end your ownership interest in BI Incorporated, including the chance to receive any possible future dividends or other payments in respect of the BI Incorporated common stock. Therefore, the financial condition of BI Incorporated may be relevant to your decision whether to tender your shares of BI Incorporated in the offer.

How Long Do I Have to Decide Whether to Tender in the Offer?

   Unless the offer is extended, you will have until 12:00 midnight, New York City time, on Friday, September 15, 2000, to decide whether to tender your shares in the offer. Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1, "Terms of the Offer; Expiration Date" and Section 3, "Procedures for Tendering Shares."

Can the Offer be Extended and Under What Circumstances?

   Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer from time to time for up to an additional 40 business days. See Section 1, "Terms of the Offer; Expiration Date."

Will There be a Subsequent Offering Period?

   We do not currently intend to include a subsequent offering period for the offer, although we may ultimately decide to do so. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which shareholders may tender their shares and receive the offer consideration.

How Will I be Notified if the Offer is Extended or if There is a Subsequent Offering Period?

   If we extend the offer or provide for a subsequent offering period, we will inform Computershare Investor Services LLC (the Depositary for the offer) and Innisfree M&A Incorporated (the Information Agent for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1, "Terms of the Offer; Expiration Date."

What are the Most Significant Conditions to the Offer?

   We are not obligated to purchase any shares which are validly tendered unless, among other things, the number of shares validly tendered and not properly withdrawn before the expiration of the offer represents at least 90% of the shares of BI Incorporated outstanding as of the time of the expiration of the offer. We call this the "Minimum Condition." The offer is subject to other conditions, as well. See the "Introduction," Section 1, "Terms of the Offer; Expiration Date" and Section 15, "Certain Conditions to Offeror's Obligations".

How Do I Tender My Shares?

   To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Investor Services LLC, the Depositary for the offer, not later than the time the offer expires. If your shares are held in "street name," the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days from the date of execution of the Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3, "Procedures for Tendering Shares."

Until What Time May I Withdraw Previously Tendered Shares?

   You may withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by October 16, 2000, you may withdraw them at any time after that date until we accept shares for payment. This right to withdraw will not apply to the subsequent offering period, if one is included. See Section 1, "Terms of the Offer; Expiration Date," and
Section 4, "Withdrawal Rights."

How Do I Withdraw Previously Tendered Shares?

   To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See Section 4, "Withdrawal Rights."

What Does the Board of Directors of BI Incorporated Think of the Offer?

   We are making the offer pursuant to the merger agreement among us, KBII Holdings, Inc. and BI Incorporated. The board of directors of BI Incorporated unanimously approved the offer, the merger and the merger agreement. The board of directors of BI Incorporated determined that the terms of the offer and the merger are fair to, and in the best interests of, the shareholders of BI Incorporated and recommends that the shareholders of BI Incorporated accept the offer and approve the merger and the merger agreement. See the "Introduction" to this Offer to Purchase.

What Agreements Have Been Made with BI Incorporated's Executives and
Shareholders?

   In connection with entering into the merger agreement with BI Incorporated, we entered into a separate agreement with certain members of BI Incorporated's senior management, directors, officers and other insiders, in which these persons agreed, among other things, to tender their shares in the offer and to vote their shares of BI Incorporated stock in favor of the merger and the merger agreement. The shareholders who have agreed to vote their shares in such a manner are David J. Hunter, Mckinley C. Edwards, Jr., Jacqueline A. Chamberlin, Steven P. Merrefield and Jonathan M. Hinebauch. See Section 13, "The Transaction Documents."

If 90% of the Shares are Tendered and Accepted for Payment, Will BI Incorporated Continue as a Public Company?

   No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, BI Incorporated will no longer be publicly held or traded and will be privately owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that BI Incorporated's common stock may no longer be eligible to be traded on Nasdaq or any other securities exchange, there may not be a public trading market for BI Incorporated common stock, and BI Incorporated may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7, "Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations."

Will the Tender Offer be Followed by a Merger if all Shares of BI Incorporated are not Tendered in the Offer?

   The offer is the first step in our plan to acquire all of BI Incorporated's shares of common stock and for BI Incorporated to become a private company. If we accept for payment and pay for 90% of the outstanding shares of BI Incorporated, we expect to be merged with and into BI Incorporated. If that merger takes place,

KBII Holdings, Inc. directly will own all of the shares of BI Incorporated. Except for those shares held by shareholders properly exercising dissenters' rights, all remaining shares of BI Incorporated's common stock issued and outstanding immediately prior to the effective time of the merger will be converted into and represent the right to receive $8.25 per share in cash. If, however, the number of shares of BI Incorporated validly tendered represents greater than 75% but less than 90% of all outstanding shares of BI Incorporated, we will terminate the offer and not accept the shares for payment; however, we will still attempt to merge with and into BI Incorporated. In such a case, a vote of a majority of BI Incorporated shareholders will be required to effect the merger and a longer period of time will be required to effect the merger. See the "Introduction" to this Offer to Purchase and Section 12, "Purpose of the Offer; the Merger; Plans for the Company".

If I Decide Not to Tender, How Will the Offer Affect My Shares?

   If the merger described above takes place, shareholders (other than those properly exercising dissenters' rights) not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place and you do not perfect your dissenters' rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of shareholders and the number of shares of BI Incorporated that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the BI Incorporated common stock. Also, as described above, BI Incorporated may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7, "Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations."

   There are no dissenters' rights in connection with the offer. However, if the merger takes place, shareholders who have not sold their shares in the offer will have dissenter's rights under Colorado law. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

What is the Market Value of My Shares as of a Recent Date?

   On August 10, 2000, the last full trading day before we announced the signing of the merger agreement, the last sale price of BI Incorporated common stock reported on Nasdaq was $4.63 per share. On August 17, 2000, the last trading day before we commenced the tender offer, the closing price of BI Incorporated common stock reported on Nasdaq was $7.94. We encourage you to obtain a recent quotation for shares of BI Incorporated common stock in deciding whether to tender your shares. See Section 6, "Price Range of Shares; Dividends on the Shares."

What are Certain United States Federal Income Tax Consequences of Tendering Shares?

   The receipt of cash for shares pursuant to the tender offer or the merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who sells shares pursuant to the tender offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold pursuant to the tender offer or exchanged for cash pursuant to the merger. See Section 5, "Certain Federal Income Tax Consequences."

To Whom May I Speak if I Have Questions about the Tender Offer?

   You may call Innisfree M&A Incorporated at (888) 750-5834 (the Information Agent for the Offer) or BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (the dealer manager for the Offer) at (804) 787-8252. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
BI Incorporated:

                                 INTRODUCTION

   KBII Acquisition Company, Inc., a Colorado corporation ("Offeror") and a direct wholly owned subsidiary of KBII Holdings, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all of the outstanding shares of common stock, no par value per share (the "Common Stock"), inclusive of their respective associated common stock purchase rights (the "Rights," and the shares of Common Stock inclusive of their respective Rights, the "Shares"), of BI Incorporated, a Colorado corporation (the "Company"), at a purchase price of $8.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Rights were issued pursuant to the Rights Agreement, dated as of December 1, 1999, as amended (the "Rights Agreement"), between the Company and Computershare Trust Company, Inc. (f/k/a American Securities Transfer and Trust, Inc.), as Rights Agent, and are currently evidenced by and trade with the certificates which evidence Common Stock. In order to validly tender the Common Stock, the holder of such Common Stock must tender the associated Rights. Unless a Distribution Date (as defined in the Rights Agreement) has occurred, the tender of a share of Common Stock will constitute the tender of the associated Rights. See Section 3, "Procedures for Tendering Shares."

   Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). For information concerning Offeror and the Parent, see
Section 9, "Certain Information Concerning Offeror and Parent."

   Tendering shareholders who are record owners of their Shares and who tender directly to Computershare Investor Services LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Offeror will pay all fees and expenses of the Depositary and Innisfree M&A Incorporated (the "Information Agent") for their respective services in connection with the Offer and the Merger (as hereinafter defined). See Section 17, "Fees and Expenses."

   The Board of Directors of the Company unanimously approved the Offer, the Merger and the Merger Agreement, has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and recommends acceptance of the Offer and approval of the Merger and the Merger Agreement by the shareholders of the Company.

   The Board of Directors of the Company has received the written opinion of SunTrust Equitable Securities, the Company's financial advisor, to the effect that, as of August 9, 2000, and subject to the various assumptions and limitations set forth therein, the $8.25 per Share in cash to be received by the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders. A copy of that opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being mailed to the Company's shareholders, and shareholders are urged to read the opinion in its entirety.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that number of Shares (the "Minimum Number of Shares") which would represent at least ninety percent (90%) of the Shares entitled to vote that are outstanding at the time of the Expiration Date (as hereinafter defined) (the "Minimum Condition"). See Section 10, "Source and Amount of Funds." The Offer is also subject to the satisfaction of certain other conditions. See Section 15, "Certain Conditions to Offeror's Obligations."

   The Company has represented to Parent and Offeror that, as of August 10, 2000, there were 7,968,818 Shares issued and outstanding, no preferred shares outstanding, and options to purchase 1,641,018 Shares outstanding. Based on the foregoing and assuming no options are exercised, Offeror believes that approximately 7,171,937 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied. See Section 1, "Terms of the Offer; Expiration Date."

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 10, 2000 (the "Merger Agreement"), among Parent, Offeror and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, as soon as practicable after consummation of the Offer, upon the terms and subject to certain conditions of the Merger Agreement and in accordance with Colorado law, Offeror will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"). The Merger Agreement is more fully described in Section 13, "The Transaction Documents-- The Merger Agreement." The Merger is subject to a number of conditions. See
Section 12, "Purpose of the Offer; The Merger; Plans for the Company." In the Merger, each issued and outstanding Share (other than Shares with respect to which dissenters' rights are properly exercised) will be converted into the right to receive from Offeror $8.25 or any greater amount per Share paid pursuant to the Offer (the "Offer Price"), in cash, without interest thereon,
(ii) each issued and outstanding share of common stock of Offeror will be converted into one share of common stock of the Surviving Corporation, and
(iii) the Surviving Corporation will become a wholly owned subsidiary of Parent. Under the Colorado Business Corporation Act, as amended (the "CBCA"), if Offeror acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock, Offeror will be able to approve and effect the Merger without a vote of the Company's shareholders pursuant to
Section 7-111-104 of the CBCA.

   If prior to the Expiration Date (as defined below) less than 90% of the issued and outstanding Shares at the time of the Expiration Date have been tendered and not withdrawn, Offeror shall have no obligation to accept such tendered Shares for purchase. If, however, the number of Shares validly tendered and not withdrawn at the Expiration Date represents greater than 75% and less than 90% of all outstanding Shares at the time of the Expiration Date (the "Alternative Condition"), Offeror shall take such actions as are within its control to effectuate the Merger. In such a case, a vote of a majority of the Company's shareholders is required to effect the Merger under the CBCA and a longer period of time will be required to effect the Merger. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

   In connection with the Merger Agreement, it is expected that the following members of the Company's senior management will become beneficial owners of approximately 1.78% of the outstanding equity capital of Parent on a fully diluted basis by investing their current equity interests and/or cash in exchange for shares of common stock of Parent as part of the Merger: David J. Hunter, Mckinley C. Edwards Jr., Jacqueline A. Chamberlin, Steven P. Merrefield and Jonathan M. Hinebauch (the "Management Shareholders"). Also, it is anticipated that the Management Shareholders will receive additional options to purchase stock of the Parent.

   The Management Shareholders have agreed to tender their Shares in the Offer and, if necessary, to vote their Shares in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer pursuant to a Stock Voting and Tender Agreement, dated as of August 10, 2000, by and among the Offeror, Parent and such Management Shareholders (the "Voting Agreement"). A copy of the Voting Agreement is filed as an exhibit to the Tender Offer Statement on Schedule TO (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule TO") filed by Offerer with the Securities and Exchange Commission (the "Commission"). In addition, pursuant to the Voting Agreement, the Management Shareholders have agreed to vote all Shares held by the Management Shareholders (whether now owned or hereafter acquired) in favor of the Merger Agreement and the transactions contemplated thereby and against any competing offer. As of August 10, 2000, the Management Shareholders owned 3.2% of the issued and outstanding Common Stock.

   The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. Based on the information disclosed by the Company in the Merger Agreement, in connection with the Company's entering into the Merger Agreement, the Board of Directors of the Company determined that, pursuant to the conditions set forth in the Rights Plan, as amended, the Rights would not be distributed as a result of the execution, delivery or performance of the Merger Agreement, the announcement, making or consummation of the Offer, the acquisition of the Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by the Merger Agreement. If the Board had not so acted, a distribution of Rights, separate from the Common Stock, might have resulted from the Offer, the Merger Agreement or any of the respective transactions contemplated thereby.

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase and in the attached schedules and annexes, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent or the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror. Similarly, the Company does not assume any responsibility for the accuracy or completeness of the information concerning Parent or Offeror or any of their respective affiliates contained in this Offer to Purchase or the Schedule TO or for any failure by the Parent or Offeror or any of their respective affiliates to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Company.

   This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer. This Offer to Purchase contains statements that involve risks and uncertainties, including the risks associated with satisfying the various conditions to the Offer. Additional risks and uncertainties related to the Company, are detailed in the Company's periodic filings with the Commission. See Section 8, "Certain Information Concerning the Company--Available Information."

1. Terms of the Offer; Expiration Date.

   Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4, "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on September 15, 2000, unless Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror (other than any extension with respect to a Subsequent Offering Period, described below), shall expire.

   Satisfaction of Offer Conditions. The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer is also subject to other terms and conditions. See Section 15, "Certain Conditions to Offeror's Obligations." As described in the Introduction to this Offer to Purchase, Offeror believes the minimum number of Shares that must be tendered is approximately 7,171,937 (assuming no options are exercised). If the Minimum Condition or any of the other conditions to the Offer (collectively, the "Offer Conditions") have not been satisfied by 12:00 midnight, New York City time, on Friday, September 15, 2000 (or any other time then set as the Expiration Date), Offeror may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the Commission and to the terms of the Merger Agreement (including, if necessary, obtaining the prior written consent of the Company), to waive all unsatisfied Offer Conditions and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, amend the Offer, or (iv) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders.

   Extension of Offer. Pursuant to the Merger Agreement, at the then-scheduled Expiration Date, the Offer may be extended for up to two periods of an additional twenty (20) business days each, subject to Parent receiving an extension of its financing commitments until the end of such extension(s). See
Section 10, "Source and Amount of Funds." If the period during which the Offer is open is extended, Offeror shall give oral or written notice of such extension to the Information Agent and the Depositary and make a public announcement of such extension. There can be no assurance that the Offer will be extended.

   Subsequent Offering Period. Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), permits Offeror, subject to certain conditions, to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). We do not currently intend to include a Subsequent Offering Period for the Offer, although we may ultimately decide to do so. A Subsequent Offering Period is an additional period of time from three business days to twenty (20) business days in length, beginning after Offeror purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Offer Price. During a Subsequent Offering Period, Offeror will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

   Modification of Offer; Waiver of Offer Conditions. In the Merger Agreement, Offeror and Parent have expressly reserved the right to waive any conditions to the Offer, or to make any other changes in the terms and conditions of the Offer, subject to the conditions of applicable law or the regulations of the Commission, except that without the prior written consent of the Company, Offeror shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares.

   Delay or Termination of Offer. Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all the Offer Conditions as of any then-scheduled Expiration Date, Offeror shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after it is permitted to do so under applicable law. Other than as required by the Merger Agreement, and subject to the applicable rules and regulations of the Commission, Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any shares, regardless of whether such Shares were theretofore accepted for payment pending the receipt of required governmental consents), or, subject to the limitations set forth in the Merger Agreement, to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the failure of any of the Offer Conditions, by giving oral or written notice of such delay or termination to the Depositary. Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act. See Section 2, "Acceptance for Payment and Payment for Shares."

   Public Announcements. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, or termination or amendment of the Offer, or waiver of an Offer Condition, will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14d-4(d) under the Exchange Act. Without limiting the obligation of Offeror under such rule or the manner in which Offeror may choose to make any public announcement, Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

   Material Changes. If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, in the percentage of securities sought or in a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price, in the percentage of securities sought or in a dealer's soliciting fee, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

   Disseminations to Shareholders. The Company has provided Offeror with the Company's list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record owners of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   Business Day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or earlier waiver of all of the Offer Conditions, Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after the Expiration Date. See Section 15, "Certain Conditions to Offeror's Obligations." Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of Offeror, and such determination will be final and binding on all tendering shareholders. As discussed below, subject to compliance with Rule 14e-1(c) under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law.

   For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as of and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Offeror and transmitting such payment to tendering shareholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Offeror's obligation to make such payment will be satisfied and tendering shareholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth in Section 3, "Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

   If, for any reason whatsoever (including the extension of the Offer), acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, then, without prejudice to Offeror's rights under the Offer, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4, "Withdrawal Rights." However, the ability of Offeror to delay the payment for Shares that Offeror has accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer without affecting Offeror's right to pay for Shares tendered during any Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, and (ii) the terms of the Merger Agreement. Subject to compliance with Rule 14d-11 under the Exchange Act, Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15, "Certain Conditions to Offeror's Obligations." Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror, regardless of any extension of the Offer or any delay in making such payment.

   If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer because of an invalid tender or for any other reason, or if certificates are submitted evidencing more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer, to DTC pursuant to the provisions of
Section 3, "Procedures for Tendering Shares," such Shares will be credited to an account maintained within DTC), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, Offeror increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer.

   Offeror reserves the right to transfer or assign, in whole or from time to time in part, to Parent or one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares.

   Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfers set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted.

   The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and sole risk of the tendering shareholder, and Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Shares may be effected through book-entry at DTC, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent's Message in the case of a book-entry transfer, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

   Signature Guarantee. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by the registered holder(s) (which term, for purposes of this document, shall include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of shares of Common Stock) of shares of Common Stock who has not completed the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

   If a Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed as described above.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfers cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

  (i)   the tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii) the certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or an Agent's Message in connection with a book-entry transfer of Shares), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. In all cases, sufficient time should be allowed to ensure timely delivery. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Offeror.

   Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash made pursuant to the Offer. In order to avoid backup withholding, each shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a substitute form W-9 and certify, under penalties of perjury, that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder, and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal for a discussion of certain federal income tax considerations.

   Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. Offeror reserves the absolute right to reject any or all tenders of any Shares
(i) that are determined by it not to be in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Offeror or its counsel, be unlawful. Offeror also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (other than as prohibited by the Merger Agreement, as described in Section 1, "Terms of the Offer; Expiration Date") or any defect or irregularity in the tender of any Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Offeror. None of Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

   Appointment. By executing the Letter of Transmittal as set forth above, a tendering shareholder will irrevocably appoint designees of Offeror as the attorneys-in-fact and proxies of such shareholder in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date that the Offer is commenced or the date on which the Letter of Transmittal is executed), including, without limitation, the right to vote such Shares in such manner as such designees or their substitutes shall, in their sole discretion, deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the shareholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Offeror will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designees must be able to exercise full voting rights with respect to such Shares, including voting at any meeting of shareholders then or thereafter scheduled.

   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer as well as the tendering shareholder's representation and warranty that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Offeror upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

   Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn, pursuant to Section 14(d)(5) of the Exchange Act, at any time after October 16, 2000, or such later time as may apply if the Offer is extended.

   For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name, address and social security number or taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," such Shares may only be withdrawn by means of the withdrawal procedures made available by DTC and any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered again following one of the procedures described in Section 3, "Procedures for Tendering Shares," at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

   Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

   If Offeror extends the Offer, or if purchase of or payment for Shares is delayed for any reason, or if Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule

14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer, and subject to Offeror's obligations under the Merger Agreement. See Section 2, "Acceptance for Payment and Payment for Shares."

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Federal Income Tax Consequences.

   The following is a summary of certain federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who received Shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of foreign, state or local taxation or estate and gift taxation.

   The federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of the Company. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In the case of an individual, net long-term capital gain generally is subject to tax at a maximum rate of 20% and net capital losses may be subject to limits on deductibility.

   A holder that tenders Shares pursuant to the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, or (c) fails to certify, under penalties of perjury, that such TIN is correct and that such holder is not subject to backup withholding; or unless an exemption applies. See "Backup Withholding" under Section 3 hereof and Instruction 9 in the Letter of Transmittal.

6. Price Range of Shares; Dividends on the Shares.

   According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (the "Company 10-K"), the Shares trade on Nasdaq under the symbol "BIAC."

   According to the Company's public filings, the Company has not paid regular cash dividends in the last two fiscal years and intends to retain earnings for the growth and expansion of its business and not to declare or pay any cash dividends. Pursuant to the Merger Agreement, the Company has agreed that, without the prior written consent of Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company.

   The following table sets forth the high and low sales prices per Share on Nasdaq for the periods indicated, as reported in published financial sources.

                                                                    High   Low
                                                                   ------ -----
      Fiscal Year Ended June 30, 1999:
       First Quarter (ended September 30, 1998)................... $ 9.75 $6.25
       Second Quarter (ended December 31, 1998)...................   9.13  6.88
       Third Quarter (ended March 31, 1999).......................  11.69  7.00
       Fourth Quarter (ended June 30, 1999).......................  10.19  8.13

      Fiscal Year Ended June 30, 2000:
       First Quarter (ended September 30, 1999)...................   9.25  7.06
       Second Quarter (ended December 31, 1999)...................   9.13  6.06
       Third Quarter (ended March 31, 2000).......................   9.00  6.75
       Fourth Quarter (ended June 30, 2000).......................   7.88  4.53

      Fiscal Year Ended June 30, 2001:
       First Quarter (through August 17, 2000)....................   8.00  3.81

   The closing sale price per Share on Nasdaq on August 10, 2000, the last full day of trading prior to the public announcement of Offeror's intention to make the Offer, was $4.63. The closing sale price per Share on Nasdaq on August 17, 2000, the last full day of trading prior to the commencement of the Offer, was $7.94 Shareholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in Section 8, "Certain Information Concerning the Company."

7. Effect of Offer on Market for Shares; Nasdaq Listing; SEC Registration; Margin Regulations.

   Market for the Shares. The purchase of the Shares by Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by shareholders other than Offeror. Parent and Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

   Nasdaq Listing; SEC Registration. The Shares are authorized for quotation on Nasdaq. According to the published guidelines of Nasdaq, the Shares might no longer be eligible for quotation on Nasdaq if, among other things, either
(i) the number of Shares publicly held were less than 750,000, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $5 million, net tangible assets were less than $4 million and there were fewer than two registered and active market makers for the Shares, or (ii) the number of Shares publicly held were less than $1.1 million, there were fewer than 400 holders of round lots, the aggregate market value of publicly held Shares were less than $15 million and either (x) the Company's market capitalization was less than $50 million or (y) the total assets and total revenue of the Company for the most recently completed fiscal year or two of the last three most recently completed fiscal years were less than $50 million and there were fewer than four registered and active market makers. Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

   If the Shares were to cease to be quoted on Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges (with trades published by such exchanges), the Nasdaq Stock Market (with quotations published in the Nasdaq "additional list" or in one of the "local lists") or in the over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of shareholders and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   The Common Stock is currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Common Stock is held of record by less than 300 persons. If such registration were terminated, the Company would no longer be legally required to disclose publicly in proxy materials distributed to shareholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the officers, directors and 10% shareholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of Section 16(b) of the Exchange Act, the proxy statement requirements of Section 14(a) of the Exchange Act in connection with shareholders' meetings or the requirements of Rule 13e-3 under the Exchange Act with respect to "going private transactions;" and the Common Stock would no longer be eligible for Nasdaq reporting. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company could be deprived of their ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

   Although not required by the Merger Agreement, Offeror intends to cause the Company to seek delisting of the Common Stock from Nasdaq following the effectiveness of the Merger (the "Effective Time") and to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.

8. Certain Information Concerning the Company.

   Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Parent and Offeror.

   The Company is a Colorado corporation with its principal executive offices located at 6400 Lookout Road, Boulder, Colorado 80301, telephone number (303) 218-1000. According to the Company 10-K, the Company is a leading manufacturer and provider of electronic monitoring equipment and services and community correctional services to the criminal justice market worldwide.

   Certain Company Projections. During the course of discussions between Parent, Offeror and the Company that led to the execution of the Merger Agreement (see Section 11, "Background of Offer"), the Company provided Parent and Offeror with certain information relating to the Company which may not be publicly available. In January 2000, before the Company had finished calculating its results for the fiscal year ended June 30, 2000 (referred to by the Company as fiscal year 2000), the Company provided Parent and Offeror with its forecast for that fiscal year, as well as its plans for fiscal years 2001 through 2004. In April of 2000, the Company provided revised projections for fiscal years 2000 through 2005 to Parent and Offeror. That information is summarized below (the following information has been excerpted from the materials presented to Parent and Offeror and does not reflect consummation of the Offer or the Merger):

           Financial Projections for Fiscal Years 2000 through 2004
                           provided in January, 2000
                    (in millions, except per share amounts)

                         June 30, 2000 June 30, 2001 June 30, 2002 June 30, 2003 June 30, 2004
                         ------------- ------------- ------------- ------------- -------------
Revenues................     $79.6        $100.2        $130.0        $167.8        $216.2
Net income before tax...       6.2          11.1          17.1          24.5          38.4
EBITDA..................      14.5          19.6          26.4          35.0          50.3

           Financial Projections for Fiscal Years 2000 through 2005
                            provided in April, 2000
                    (in millions, except per share amounts)

                         June 30, 2000 June 30, 2001 June 30, 2002 June 30, 2003 June 30, 2004 June 30, 2005
                         ------------- ------------- ------------- ------------- ------------- -------------
Revenues................     $72.8         $87.0        $102.2        $120.0        $139.9        $162.2
Net income before tax...       3.1           6.4          10.5          13.7          17.7          21.5
EBITDA..................      11.7          16.6          20.7          23.9          28.0          31.9

   To the knowledge of Parent and Offeror, the Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was made available to Parent and Offeror by the Company. Also, the projections for the fiscal year ended June 30, 2000 were changed by the Company on April 17, 2000. The Company has informed Parent that its internal financial forecasts (upon which the projections provided to Parent were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments.

   The foregoing projections are based on estimates and assumptions (not all of which were provided to Parent and Offeror) made by the management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are subject to significant contingencies and are difficult to predict, and many of which are beyond the control of the Company, Offeror or Parent or their respective advisors. The Company has advised Parent and Offeror that these projections were prepared by the Company's management based on numerous assumptions including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditure and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Offeror and the Company or any alterations Offeror may make to the Company's operations or strategy after the consummation of the Offer. The foregoing projections are presented for the limited purpose of giving the shareholders access to the material financial projections prepared by the Company's management that were made available to Parent and Offeror in connection with the Merger Agreement and Offer. Risks and uncertainties faced by the Company are discussed in greater detail in the Company's periodic filings with the Commission. Also, many of the assumptions upon which the projections were based, none of which were approved by Parent or Offeror, are dependent upon economic forecasting (both general and specific to the Company's businesses) which is inherently uncertain and subjective. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate and actual results may be materially greater or less than those contained in the projections.

   The inclusion of the foregoing projections should not be regarded as an indication that the Company, Offeror, Parent or any other person who received such information considers it a reliable prediction of future events, and neither Offeror nor Parent has relied (nor should any other person rely) on them as such. None of the Company, Offeror or Parent or any of their advisors assumes any responsibility for the reasonableness, completeness, accuracy or validity of any of the projections. None of the Company, Parent or Offeror or any of their representatives has made, or makes, any representation to any person regarding the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

   In addition, the foregoing projections were not prepared in accordance with generally accepted accounting principles, and neither the Company's nor Parent and Offeror's independent accountants has examined or compiled any of the foregoing projections or expressed any conclusion or provided any other form of assurance with respect to the foregoing projections and accordingly assume no responsibility for these projections. The foregoing projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of the foregoing projections herein should not be regarded as a representation by Parent and Offeror or the Company that the projected results will be achieved. These projections should be read in conjunction with the historical financial information of the Company.

   Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements, and other information should be available for inspection at the Commission's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the Commission's customary charges by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9. Certain Information Concerning Offeror and Parent.

   Information Concerning Offeror. Offeror, a Colorado corporation, was recently incorporated for the purpose of making the Offer and consummating the Merger. All of the outstanding capital stock of Offeror is owned by Parent. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Offeror is newly formed and has minimal assets and capitalization, no meaningful financial information is available for it. Offeror is not subject to the informational filing requirements of the Exchange Act.

   The principal executive offices of Offeror are located at 111 Radio Circle, Mount Kisco, New York 10549, telephone number (914) 241-7430. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Offeror are set forth in Annex I to this Offer to Purchase.

   Information Concerning Parent. Parent, a Delaware corporation, was recently incorporated for the purpose of forming Offeror and, to date, has engaged in no other activities other than those incident to such formation, the Offer, the Merger and the Merger Agreement. It is intended that after the acceptance of the Shares for Purchase, the majority of the outstanding capital stock of Parent will be owned by KBII Acquisition Company, L.P. ("KBII, L.P.") Until immediately prior to the time Offeror purchases Shares pursuant to the Offer, it is not anticipated that Parent will have any significant assets or liabilities or engage in activities other than those incidental to Offeror's formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Parent is newly formed and has minimal assets and capitalization, no meaningful financial information is available for it. Parent is not subject to the informational filing requirements of the Exchange Act.

   The principal executive offices of Parent are located at 111 Radio Circle, Mount Kisco, New York 10549, telephone number (914) 241-7430. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Parent are set forth in Annex I to this Offer to Purchase.

   Information Concerning KBII, L.P. KBII, L.P. is a private investment fund organized as a limited partnership under the laws of the State of Delaware for the purpose of forming Offeror and Parent and, to date, has engaged in no other activities other than those incidental to such formation, the Offer and the Merger. The general partner of KBII, L.P. is KBII Management, LLC, a Delaware limited liability company ("KBII, LLC"), which was formed for the purpose of forming KBII, L.P. and, to date, has engaged in no other activities other than those incidental to such formation.

   The principal executive offices of KBII, L.P. and KBII, LLC are located at 111 Radio Circle, Mount Kisco, New York 10549 and their telephone number is
(914) 241-7430.

   Except as set forth in this Offer to Purchase:

  . none of KBII, LLC, KBII, L.P., Parent nor Offeror nor, to the best knowledge of KBII, LLC, KBII, L.P., Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company except for 1,064,449 Shares which may be deemed beneficially owned by Offeror by virtue of the Voting Agreement;

  . none of KBII, LLC, KBII, L.P., Parent nor Offeror nor, to the best knowledge of KBII, LLC, KBII, L.P., Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;

  . there have never been any transactions which would be required to be disclosed under the rules and regulations of the Commission between any of KBII, LLC, KBII, L.P., Parent, Offeror or any of their respective subsidiaries, or, to the best knowledge of KBII, LLC, KBII, L.P., Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and

  . there have never been any negotiations, transactions or material contacts between any of KBII, LLC, KBII, L.P., Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of KBII, LLC, KBII, L.P., Parent and Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, any election of directors of the Company, or any sale or other transfer of a material amount of assets of the Company.

   Neither KBII, LLC, KBII, L.P., Parent nor Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11, "Background of Offer." Each of KBII, LLC, KBII, L.P., Parent and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

   Available Information. Parent, Offeror, KBII, LLC and KBII, L.P. are privately-held companies and are generally not subject to the information filing requirements of the Exchange Act, and are generally not required to file reports, proxy statements and other information with the Commission relating to their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, the Parent filed with the Commission a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and (ii) by accessing the Commission's website on the Internet at http://www.sec.gov.

10. Source and Amount of Funds.

   Offeror expects the amount of funds required by Offeror to purchase all of the outstanding Shares pursuant to the Offer, to refinance existing indebtedness, and to pay related fees and expenses, to be collectively approximately $85 million. Offeror currently intends to obtain all such funds from borrowings under the senior and subordinated credit facilities (the "Borrowed Funds") described below, and equity investments totaling approximately $28.4 million in Parent by KBII, L.P. (through an affiliated entity, Kohlberg Investors III, L.P.). Offeror currently intends to obtain a senior credit facility (the "Senior Credit Facility"), to be provided by National City Bank (the "Senior Agent") and a subordinated credit facility (the "Subordinated Credit Facility") to be provided by The Prudential Insurance Company of America (the "Subordinated Agent").

   The Senior Credit Facility. The Senior Agent has provided a Commitment Letter to Offeror pursuant to which it has agreed to lend to Offeror up to $47.5 million for the purpose of acquiring the Shares in the Offer and the Merger, retiring existing debt of the Company and paying related expenses which, along with the subordinated debt investment in Offeror and the equity investment in Parent (the proceeds of which will be contributed to Offeror), will be sufficient to consummate the Offer and the Merger and to pay related fees and expenses. Offeror currently expects that the Senior Agent will syndicate some or all of the Senior Credit Facility to other banks or financial institutions.

   Based upon the Commitment Letter provided by the Senior Agent, Offeror expects that the Senior Credit Facility will be a credit facility consisting of (i) a $10 million Senior Secured Revolving Credit Facility (the "Revolver") with a sublimit for Letters of Credit, (ii) a $15 million Senior Secured Term Loan A ("Term Loan A"), and (iii) a $22.5 million Senior Secured Term Loan B ("Term Loan B"). The Revolver and Term Loan A will bear an interest rate of
3.25 over LIBOR and mature in five years after the Merger. Term Loan B will bear an interest rate of 3.75 over LIBOR and mature seven years after the Merger.

   The Commitment of the Senior Agent is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to Offeror and the Senior Agent. The definitive documentation relating to the Senior Credit Facility will contain representations and warranties, covenants, events of default and conditions (including, without limitation, a condition precedent that the structure and terms of the Offer and the Merger are acceptable to the Senior Agent) customary for transactions of this size and type. Parent has agreed to pay certain expenses of, and provide customary indemnities for, the Senior Agent.

   The initial borrowing under the Senior Credit Facility is subject to various terms and conditions including, among other conditions:

  . Execution of a definitive acquisition agreement for the acquisition of the Company by Parent for an amount not to exceed $78.9 million plus reasonable fees and expenses under terms and conditions acceptable to the Agent;

  .  Minimum equity contribution by KBII, L.P. of $28.4 million;

  . Maximum of $38 million funded under the Senior Credit Facility at the time of the Merger;

  . All regulatory approvals and licenses, absence of any legal or regulatory prohibitions or restrictions;

  . Delivery of all definitive organizational and financing documents, evidence of filing of all collateral documents and perfection of mortgages, as required by the Senior Agent;

  .  Delivery of satisfactory legal opinion(s) of counsel;

  .  Payment of all fees and expenses subject to reimbursement; and

  .  Other customary conditions precedent to lending as appropriate.

   The Subordinated Credit Facility. The Subordinated Agent has provided a Commitment Letter to Offeror pursuant to which it has agreed to lend to Offeror up to $19 million for the purpose of acquiring the Shares in the Offer and the Merger, retiring existing debt of the Company and paying related expenses which, along with the senior debt investments in Offeror and the equity investment in Parent (the proceeds of which will be contributed to Offeror), will be sufficient to consummate the Offer and the Merger and to pay related fees and expenses.

   Based upon the Commitment Letter provided by the Subordinated Agent, Offeror expects that the Subordinated Credit Facility will be a subordinate credit facility consisting of $19 million in senior subordinated fixed rate term notes due in 2008 (the "Notes") with detachable warrants for the purchase of common equity representing 14.5% of the Parent's fully diluted common equity at a nominal purchase and exercise price. The Notes and the warrants are collectively referred to as the "Securities." Through the third anniversary of the Merger, the Notes will bear cash interest at a rate of 12% per annum on the accreted value of the Notes and will bear an additional PIK interest rate of 1% per annum on the accreted value, payable quarterly. Thereafter, the Notes will bear cash interest at a rate of 13% per annum on the accreted value of the Notes through maturity, payable quarterly. Such rate is subject to change until locked by the Surviving Corporation and may increase based upon changes in the U.S. Treasury market and/or changes in the Subordinated Agent's credit spreads.

   The commitment of the Subordinated Agent is subject to, among other things, the negotiation and execution of definitive financing agreements on terms satisfactory to Offeror and the Subordinated Agent. The definitive documentation relating to the Subordinated Credit Facility will contain representations and warranties, covenants, events of default and conditions (including, without limitation, a condition precedent that the structure and terms of the Offer and the Merger are acceptable to the Subordinated Agent) customary for transactions of this size and type. Parent has agreed to pay certain expenses of, and provide customary indemnities for, the Subordinated Agent.

   The purchase of the Securities under the Subordinated Credit Facility is subject to various terms and conditions as are customary, including conditions relevant to tender offers.

   The purchase of the Securities under the Subordinated Credit Facility is subject to various terms and conditions including, among other conditions:

  . The Offeror shall, simultaneously with the issuance of the Notes, acquire on a non-hostile basis not less than 90% of the outstanding common stock of the Company.

  .  Minimum equity contribution by KBII, L.P. of $28.4 million.

  . $37.5 million funded under the Senior Credit Facility at the time of the Merger.

  .  Delivery of all definitive organizational and financing documents.

  . Issuance of all detachable warrants with certain anti-dilution protections, take along rights, come along rights, rights of first offer, put/call features and registration rights.

   The foregoing summary of the source and amount of funds is subject to preparation and completion of definitive credit agreements for the Borrowed Funds. If and when definitive agreements relating to the Borrowed Funds are executed, copies will be filed as exhibits to an amendment to the Schedule TO relating to the Offer which Offeror has filed with the Commission. There are currently no alternative financing arrangements in the event the primary financing becomes unavailable.

   The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

   Based on currently available information, Offeror estimates that approximately $11,841,023 may be necessary to repay or purchase existing long-term and short-term indebtedness of the Company which may be required to be repaid or purchased by reason of the consummation of the Offer. The Offeror currently intends to provide the Company, through a combination of loans and capital contributions, with the necessary funds to repay or purchase such indebtedness from the incurrence of debt by the Offer, with the Borrowed Funds.

11. Background of Offer.

   In January of 2000, representatives of SunTrust Equitable Securities Corporation ("SunTrust Equitable Securities") approached Kohlberg & Co., L.L.C. ("Kohlberg"), a Delaware limited liability company, regarding a possible acquisition of the Company. On January 20, 2000, Kohlberg signed a confidentiality agreement with SunTrust Equitable Securities. Pursuant to this agreement, SunTrust Equitable Securities furnished Kohlberg with a package of information on the Company that included historical public financial documents, Company investor presentations and a five-year projected financial plan.

   Based on the information about the Company that Kohlberg received from SunTrust Equitable Securities, on February 10, 2000, Kohlberg submitted a preliminary indication of interest to acquire the Company for a purchase price of between $11.00 to $12.00 per Share in cash.

   On March 7, 2000, representatives of Kohlberg traveled to the Company's headquarters in Colorado for a presentation by management and tours of the Company's Boulder and Denver facilities. On March 8, 2000, representatives of Kohlberg met with management and representatives of SunTrust Equitable Securities to conduct preliminary business and financial due diligence and review the materials provided in the Company's data room.

   In March 2000, Kohlberg provided management of the Company with a preliminary due diligence request list, and Kohlberg conducted additional due diligence during the ensuing weeks through receipt of its information requests as well as telephone conversations with management.

   On April 17, 2000, management of the Company informed Kohlberg that it was revising downward its internal earnings before interest, taxes, depreciation and amortization ("EBITDA") forecast for fiscal 2000 and provided Kohlberg with its reforecast. Based on this information, Kohlberg determined that the Company's performance did not support the valuation provided in its initial indication of interest and Kohlberg indicated that it would not be interested at the price range previously discussed.

   On May 1, 2000, David J. Hunter, President of the Company, called Christopher Lacovara, a principal of Kohlberg, to request an additional meeting to discuss Kohlberg's interest in continuing discussions regarding a potential transaction with the Company.

   On May 12, 2000, representatives of management of the Company, Kohlberg and SunTrust Equitable Securities met in New York to discuss the Company's year-to-date performance, the revisions to its fiscal 2000 forecast, and its prospects for fiscal 2001. During the ensuing three weeks, Kohlberg revised its financial analysis based on the new information provided by management and contacted several financing institutions to discuss financing for the transaction.

   On May 22, 2000, Kohlberg submitted a draft letter of intent which included a purchase price of $8.00 per Share. The Company, through SunTrust Equitable Securities, rejected this price, but indicated that a price of $9.00 per Share would likely be acceptable.

   On June 6, 2000, Kohlberg and the Company signed a Letter of Intent (the "Letter of Intent") for an acquisition of the Company for a purchase price of $8.75 per Share. The Letter of Intent provided for a three-week period during which Kohlberg had the opportunity to confirm the price per Share at which it would be prepared to complete the transaction.

   On June 13, 2000, representatives of Kohlberg, Credit Agricole Indosuez ("Indosuez"), the Subordinated Agent, SunTrust Equitable Securities and management of the Company met at the Company's headquarters for a presentation by management and tours of its Boulder and Denver facilities.

   On June 14, 2000, Kohlberg met with management of the Company and representatives of SunTrust Equitable Securities to conduct additional business and financial due diligence.

   On June 19, 2000, representatives of Kohlberg, SunTrust Equitable Securities and management of the Company met in New York to discuss the various contemplated management and shareholder arrangements following the completion of the transaction.

   On June 20, 2000, representatives of Kohlberg, Indosuez, SunTrust Equitable Securities and management of the Company held a meeting in New York to provide Indosuez with an opportunity to conduct additional business and financial due diligence. Following that meeting, Mr. Hunter and Mr. Lacovara met in Mount Kisco, New York to discuss management arrangements following the completion of the transaction.

   On June 26, 2000, management of the Company met with representatives of Kohlberg in Menlo Park, California and via video teleconferencing with Kohlberg's Mount Kisco, New York office to provide a presentation to all of Kohlberg's principals and associates.

   On June 27, 2000, representatives of Kohlberg, the Subordinated Agent and management of the Company met at the Company's headquarters to provide the Subordinated Agent with an opportunity to conduct additional business and financial due diligence.

   On June 29, 2000, representatives of Kohlberg met with SunTrust Equitable Securities and the special committee of the Board of Directors of the Company (the "Special Committee") to request a reduction in the purchase price to $8.25 per Share, based on the results of the accounting due diligence conducted by Arthur Andersen, LLP on Kohlberg's behalf. The Special Committee rejected this price, countering with a price of $8.50 per Share.

   On July 5, 2000, Kohlberg and the Company signed an amendment to the letter agreement dated June 6, 2000, revising the purchase price to $8.35 per Share and extending the term of exclusivity between Kohlberg and the Company. During the ensuing two weeks, Kohlberg, Indosuez and the Subordinated Agent conducted additional due diligence through information requests and telephone conversations with management.

   On July 21, 2000, representatives of Kohlberg, the Senior Agent and management met at the Company's headquarters for a presentation by management and a tour of its Boulder facility. Representatives of CIBC World Markets Corp. participated in the presentation by telephone.

   On July 25, 2000, Kohlberg was notified by management of the Company about a reduction in its likely fiscal 2000 year end EBITDA result.

   On July 26, 2000, representatives of Kohlberg and the Senior Agent met with the Company's Southeast Regional Director, Tennessee State Director and Murfreesboro, Tennessee Program Manager in the Company's Murfreesboro office for additional business due diligence and a facility tour.

   On July 31, 2000, representatives of Kohlberg contacted representatives of SunTrust Equitable Securities to request a reduction in the purchase price to $8.25 per Share based on the Company's likely fiscal year 2000 EBITDA results as communicated on July 25, 2000. On July 31, 2000, Kohlberg and SunTrust Equitable Securities (per the authorization of the Special Committee) signed an amendment to the Letter of Intent revising the purchase price to $8.25 per Share and extending the term of exclusivity between Kohlberg and the Company.

   Between July 31, 2000 and August 10, 2000, representatives of Kohlberg, management of the Company and their respective legal advisors negotiated the Merger Agreement and the Voting Agreement.

   On August 10, 2000, Kohlberg formed Offeror and Parent. Also on August 10, 2000, the Board of Directors of Parent approved the Merger Agreement and the Voting Agreement. On August 10, 2000, Offeror, Parent and the Company executed the Merger Agreement and Offeror, Parent and the Management Shareholders executed the Voting Agreement.

   On August 11, 2000, Parent issued a press release announcing the proposed acquisition of the Company.

   On August 18, 2000, Offeror commenced the Offer.

12. Purpose of the Offer; The Merger; Plans for the Company.

   Purpose. The purpose of the Offer and the Merger is for Offeror to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Offeror to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement. If the Offer is successful, Parent and Offeror intend to consummate the Merger as promptly as practicable. There can be no assurance that the Merger will take place because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company.

   Approval. Under the CBCA, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby, and, if the Alternative Condition is met, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, Offeror will purchase all Shares tendered and not withdrawn on the Expiration Date and Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders. Regarding any approvals necessary under the laws of other states, see Section 16, "Certain Regulatory and Legal Matters--State Takeover Laws."

   Shareholder Meetings. In the Merger Agreement, the Company has agreed, if the Alternative Condition is met, to the extent required by applicable law, to promptly take all action necessary in accordance with the CBCA and the Company's articles of incorporation and bylaws to convene a meeting of its shareholders to consider and vote on the Merger and the Merger Agreement. The Company has further agreed that, if a shareholders' meeting is convened, then, subject to the Company's rights described in Section 13, "The Transaction Documents--The Merger Agreement--Nonsolicitation," the Board of Directors of the Company shall recommend that the

Company's shareholders vote to approve the Merger and the Merger Agreement, shall use commercially reasonable efforts to solicit from such shareholders proxies in favor of the Merger, and shall take all other reasonable action in its judgment necessary and appropriate to secure the vote of shareholders required by the CBCA to effect the Merger. Notwithstanding the foregoing, if Offeror acquires Shares representing at least ninety percent (90%) of the votes represented by all outstanding Common Stock, then the parties will, at the request of Offeror, take all necessary and appropriate action to cause the Merger to become effective, in accordance with the CBCA, as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders.

   Board Representation. For a description of Offeror's rights under the Merger Agreement to designate directors of the Company, see Section 13, "The Transaction Documents--The Merger Agreement--Board of Directors." The Merger Agreement provides that the directors of Offeror immediately prior to the consummation of the Merger shall be the directors of the Surviving Corporation after the Merger.

   Short-form Merger. Under the CBCA, if Offeror acquires, pursuant to the Offer, at least ninety percent (90%) of the Shares outstanding at the time of the Expiration Date, Offeror will be able to approve the Merger without a vote of the Company's shareholders. In such event, Parent and Offeror anticipate that they will take, and the parties to the Merger Agreement have agreed, at the request of Offeror, to take, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders. This is referred to as a "Short Form Merger." If, however, the Minimum Condition is not met but the Alternative Condition is met and a vote of the Company's shareholders is therefore required under the CBCA, a significantly longer period of time would be required to effect the Merger. Effecting a merger pursuant to this method would require a shareholder meeting, the filing of a proxy statement with the Commission, and approval of a majority of the outstanding shares. This method of consummating a merger is referred to as a "Long Form Merger."

   Dissenters' Rights. No dissenters' or appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders will have certain rights under Section 7-113-102 of the CBCA to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day the Merger is consummated (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting shareholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the Offer Price and the market value of the Shares, including, among other things, asset values and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price or the Merger consideration.

   If any holder of Shares who demands appraisal under Section 7-113-102 of the CBCA fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the CBCA, the Shares of such holder will be deemed to have been converted as of the Effective Time to the right to receive from the Surviving Corporation the Offer Price in accordance with the Merger Agreement.

   The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the CBCA and is qualified in its entirety by the full text of Section 7-113-102 et seq. of the CBCA.

   FAILURE TO FOLLOW THE STEPS REQUIRED BY THE CBCA FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

   Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Offeror seeks to acquire the remaining Shares not held by it. Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

   Plans for the Company. Offeror expects that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Offeror currently intends to cause the Company's operations to continue to be run and managed by, among others, the Company's existing executive officers. Offeror will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Offeror intends to seek additional information about the Company during this period. Thereafter, Offeror intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management. The Offer and the Merger are being undertaken at this time for the reasons set forth in Section 11, "Background of the Offer".

   Extraordinary Corporate Transactions. Except as indicated in this Offer to Purchase, neither Parent nor Offeror has any present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend policy, or indebtedness or capitalization, of the Company, (iv) any change in the Company's present management, (v) any other material changes in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Act.

13. The Transaction Documents.

The Merger Agreement

   Commencement. The Merger Agreement provides for the commencement of the Offer as promptly as possible.

   Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the relevant provisions of the CBCA, Offeror shall be merged with and into the Company as soon as practicable (and no later than the second business day, unless otherwise agreed in writing by the parties) following the satisfaction or waiver of the conditions described under "Conditions to Obligations of All Parties to Merger Agreement," including the consummation of the Offer and, to the extent required by the CBCA, the approval of the shareholders of the Company of the Merger and the Merger Agreement. Following the Merger, the separate corporate existence of Offeror shall cease, and the Company shall continue as the Surviving Corporation and shall continue its existence under the laws of the State of Colorado, and the Surviving Corporation shall have
(i) until amended, the same articles of incorporation (amended to change the name to the Company's name), bylaws and directors as the Offeror had immediately prior to the Effective Time, and (ii) until replaced, the same officers as the Company had immediately prior to the Effective Time.

   Vote Required to Approve Merger. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company--Shareholder Meetings."

   Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Offeror, the Company or the holders of any Shares, each issued and outstanding Share (other than Shares with respect to which appraisal rights are properly exercised) will be converted into the right to receive from the Surviving Corporation the Offer Price and the Surviving Corporation will become a wholly owned subsidiary of Parent. In the event that, prior to the Effective Time, the outstanding Shares shall have been changed into a different number of Shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Offer Price shall be appropriately adjusted.

   Treatment of Stock Options. At the Effective Time, each option to acquire Common Stock under the Company's 1991 and 1996 Option Plans (collectively, the "Type A Options") will be forever canceled and, in exchange, each holder of fully vested and unexercised Type A Options will receive an amount in cash, without interest, equal to the product of (A) and (B) where (A) is the number of shares of Common Stock subject to such Type A Option and (B) is the positive difference, if any, obtained by subtracting the option exercise price for each Type A Option from $8.25. At the Effective Time, each option to acquire Common Stock under the Company's 1999 Option Plan (collectively, the "Type B Options") will be canceled and each holder of fully vested and unexercised Type B Options either will receive an amount in cash, without interest, equal to the product of (A) and (B) where (A) is the number of shares of Common Stock subject to such Type B Option and (B) is the positive difference, if any, obtained by subtracting the option exercise price for each Type B Option from $8.25, or options to purchase stock in Parent under similar economic terms to the canceled Type B Options. In addition, certain members of the Company's management will have their Type A Options and Type B Options, as the case may be, canceled in exchange for options to purchase equity of Parent on a fully diluted basis.

   Conditions to Obligations of All Parties to Merger Agreement. The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

  . No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction; and

  . All required approvals shall have been obtained, except where the failure to obtain such required approvals would not have a material adverse effect on the Company or Offeror, as the case may be.

   Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

  . the representations and warranties of Offeror contained in the Merger Agreement shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (a) for changes specifically permitted by the terms of the Merger Agreement,
      (b) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date and (c) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a material adverse effect on Offeror,

  . Offeror shall have performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time,

  .    the Offeror shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer, certifying to the effects set forth in clauses (i) and (ii) above, and

  .   Offeror's counsel shall have delivered to the Company a legal opinion.

   Conditions to Obligations of Offeror. The obligations of Offeror to consummate the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

  . the representations and warranties of the Company contained in the Merger Agreement shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (a) for changes specifically permitted by the terms of the Merger Agreement, (b) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date and (c) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect (as defined in the Merger Agreement) on the Company;

  . the Company shall have performed in all material respects all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Effective Time, except where the failure to so perform is unlikely to result in a Material Adverse Effect;

  . the Company shall have delivered to Offeror a certificate, dated the Effective Time and signed by its respective Chairman of the Board, Chief Executive Officer and President or Senior Vice President, certifying to the effects set forth in clauses (i) and (ii) above;

  .   the Company's counsel shall have delivered to Offeror a legal opinion;

  . Offeror shall have received the requisite funds necessary to effectuate the transactions contemplated under the Merger Agreement and to provide for the ongoing operation of the Company;

  . no event shall have occurred, action taken or failed to be taken, which has caused or with the passage of time is likely to cause a material adverse effect on the Company;

  . the Minimum Condition shall have been satisfied or 75% of the Shares shall have been tendered as of the Expiration Date and the required shareholder approval shall have been obtained;

  . an unqualified audit opinion from Arthur Andersen, LLP will be issued prior to Closing (as defined in the Merger Agreement) for the fiscal year ended June 30, 2000; and

  . in the event of a Long Form Merger, less than ten percent (10%) of the Company's shareholders shall have given notice pursuant to the CBCA that they intend to exercise their dissenters' rights.

   Schedule 14D-9; Schedule TO and Offer Documents; State Filings. Pursuant to the Merger Agreement, the Company has agreed that it will file with the Commission simultaneously with the filing by Offeror and Parent of the Schedule TO, the Schedule 14D-9 containing the recommendations of its Board of Directors in favor of the Offer and the Merger; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation solely to the extent that the Board of Directors and the Company are permitted to do so as described below under "Nonsolicitation Obligations and Exceptions." The Company has granted to Parent and Offeror certain rights to review and comment on the proposed forms of the Schedule 14D-9 and the exhibits thereto, as well as any amendments and supplements to the Schedule 14D-9, prior to their filing with the SEC or dissemination to shareholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt thereof, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. The Company shall promptly correct any information in the Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the shareholders of the Company, as and to the extent required by applicable federal securities laws.

   Also pursuant to the Merger Agreement, Parent and Offeror have made certain agreements with the Company regarding the filing of a Tender Offer Statement on Schedule TO including this Offer to Purchase and certain offer documents and the making of any filings required by applicable state law relating to the Offer. Also,

Parent and Offeror have granted to the Company certain rights to review and comment on the proposed forms of the Schedule TO and such offer documents and state filings, as well as any amendments and supplements thereto. Parent and Offeror will provide the Company and its counsel in writing any comments that Offeror, Parent or their counsel may receive from the SEC or its staff or any applicable state authority with respect to such offer documents or state filings promptly after the receipt of the Merger Agreement. Parent and Offeror shall promptly correct any information in the Schedule TO, the offer documents or the state filings that shall have become false or misleading in any material respect and take all steps necessary to cause the Schedule TO or such offer documents or state filings as so corrected to be filed with the Commission and any applicable state authority and disseminated to the shareholders of the Company, as and to the extent required by applicable law.

   Board of Directors. The Merger Agreement provides that, promptly upon the purchase by Parent or Offeror of such number of Shares which represents ninety percent (90%) of the outstanding Shares at the time of the Expiration Date, the current Directors of the Company will resign and Parent will designate all of the new Company Directors.

   Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification to do business, the Company's authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, the validity, binding effect and enforceability of the Merger Agreement with respect to the Company, required consents and approvals, the noncontravention and nonviolation by the Merger Agreement of the organizational documents and other agreements of the Company and of laws applicable to it, the Company's capitalization, the Company's subsidiaries, documents and Commission filings (including financial statements) relating to the Offer, the absence of certain material adverse changes or events since June 30, 1999, litigation, intellectual property rights, employee benefit plans, environmental matters, the payment of taxes and filing of tax returns, the fairness opinion of SunTrust Equitable Securities, the inapplicability of the Rights Agreement to the Offer and the Merger, the absence of arrangements for finders' fees (other than with SunTrust Equitable Securities), the Company's compliance with laws and permits, the full force and effect of the Company's contracts, the absence of related party transactions, severance payments, licenses, material contracts and transactions with affiliates.

   Parent and Offeror have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Parent and Offeror's organization and qualification to do business, their authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, the validity, binding effect and enforceability of the Merger Agreement with respect to Parent and Offeror, required consents and approvals, lack of litigation which would affect the Offer, lack of Parent and Offeror prior ownership of Shares, the inapplicability of a vote of Parent or Offeror shareholders and the truthfulness of Parent's securities filings.

   Pursuant to the terms of the Merger Agreement, none of the representations and warranties made in the Merger Agreement will survive after the Effective Time.

   Conduct of Company's Business Pending Merger. In the Merger Agreement, the Company has entered into certain covenants concerning the conduct of business, prior to the Effective Time, by it. The Company has agreed, except as otherwise contemplated by the Merger Agreement or as approved in writing by Parent, during the period from the date of the Merger Agreement to the Effective Time (unless (i) Parent, as controlling shareholder, directs the Company to the contrary or (ii) Parent's designees on the Company's Board of Directors vote in favor of a contrary action), the Company has agreed that it will conduct its operations according to its ordinary and usual course of business and, to the extent consistent therewith, will use its commercially reasonable efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates.

Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, the Company has agreed that it, without the prior written consent of Parent, will not:

  . authorize or pay any dividends on or make any distribution with respect to its outstanding Shares;

  . enter into or amend any employment, severance or similar arrangement or arrangements with any of its directors or executive officers;

  . authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or, other than in the ordinary course of business, any acquisition of any assets or securities, any disposition of any amount of assets or securities or any release or relinquishment of any contract rights;

  . propose or adopt any amendments to its articles of incorporation, bylaws or the Rights Agreement;

  . issue any Shares, or effect any stock split or otherwise change its capitalization as it existed on the date hereof, other than as specifically permitted by the Merger Agreement;

  . grant, confer or award (i) any options, warrants, conversion rights or other rights, not existing on the date of the Merger Agreement, to acquire any Shares or (ii) any other awards under the Company's stock option plans;

  .  purchase or redeem any Shares;

  . materially amend the terms of employee benefit plans, programs or arrangements or any severance or similar arrangement or arrangements in existence on the date of the Merger Agreement, or adopt any new employee benefit plans, programs or arrangements or any severance or similar arrangements except as otherwise provided in the Merger Agreement;

  . enter into any material loan agreement except for letters of credit in the ordinary course of business;

  .  make any tax election or settle or compromise any tax liability;

  .  grant, confer or award any monetary or nonmonetary bonus;

  . settle, compromise or otherwise terminate any material litigation, claim or other settlement negotiation;

  . fail to maintain insurance under the same terms and conditions as it currently maintains; and

  . agree in writing or otherwise to take any of the foregoing actions or any actions which would make any representation and warranty in the Merger Agreement untrue and incorrect.

   Nonsolicitation Obligations and Exceptions. (a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including, without limitation, by way of furnishing information or by taking any action which would make the Rights Agreement inapplicable to any Company Takeover Proposal (as defined below) other than the Offer and the Merger), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided that prior to the acceptance for payment of Shares of the Company pursuant to the Offer, in response to an unsolicited Company Takeover Proposal that did not result from the breach of the Merger Agreement, following delivery to the Offeror of notice of the Company Takeover Proposal in compliance with its obligations under the Merger Agreement, the Company may participate in discussions or negotiations with or furnish information (pursuant to a confidentiality agreement with customary terms) to any third party which makes a bona fide written Company Takeover Proposal if (A) a majority of the Company's Board of Directors reasonably determines in good faith (after consultation with an independent, nationally recognized investment bank) that taking such action would be reasonably likely to lead to the delivery to the Company of a Superior Proposal (as defined below) and (B) a majority of the Company's Board of Directors determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to take such action(s) in order to comply with its fiduciary duties under applicable law. For purposes of this Section, the term "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Company and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company (other than purchases in the open market and without contact with the Company or any of the Company's officers, directors or agents prior to such purchases) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Merger Agreement. "Superior Proposal" means a bona fide written Company Takeover Proposal made by a third party to purchase at least two-thirds of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer, merger or other business combination (x) on terms which a majority of the Company's Board of Directors determines in good faith (after consultation with an independent, nationally recognized investment bank) to be superior to the Company and its shareholders (in their capacity as shareholders) from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror) as compared to the transactions contemplated by the Merger Agreement (including any alternative proposed by Parent pursuant to Section 7.1(g) of the Merger Agreement) in response to such proposal, which is reasonably capable of being consummated.

   (b) Subject to the fiduciary obligations of the Board of Directors in responding to a Superior Proposal, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal.

   (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) above, the Company shall promptly advise Parent and Offeror orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. The Company will keep Parent and Offeror reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal on a daily basis or more frequently as may be reasonably requested by Parent.

   (d) The parties to the Merger Agreement have agreed that the rights to indemnification as set forth in the Company's Articles of Incorporation or Bylaws shall survive the Merger and, for a period of four years after the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability set forth in the Company's Articles of Incorporation and Bylaws on the date of the Merger Agreement or will be changed, provided that the change does not adversely affect the rights of the individuals who prior to the Effective Time were directors, offices, employees or agents of the Company or its subsidiaries. Also, for a period of five years after the Effective Time, (i) the Surviving Corporation shall provide directors' and officers' liability insurance in respect of acts or omissions occurring prior to the Effective Time comparable to Parent's current policy but only to the extent obtainable at a cost of no more than 150% greater than the cost of Parent's current policy, and (ii) Parent shall cause the Surviving Corporation to honor its commitments and obligations described in this paragraph.

   Existing Employment Agreements. The Merger Agreement provides that prior to the Effective Time, the Company will terminate the employment agreements with the Management Shareholders.

   Additional Covenants. In addition to the covenants noted above, the parties to the Merger Agreement have entered into certain other covenants and agreements, including with respect to the issuances of press releases and other public statements with respect to the transactions contemplated by the Merger Agreement.

   Termination. The Merger Agreement may be terminated at any time prior to the Effective Time (notwithstanding approval of the Merger Agreement by the shareholders of the Company):

  .  by mutual written consent of the Company and Parent;

  . by either the Company or Parent, if the Effective Time shall not have occurred on or before November 15, 2000, or in the event of a Long Form Merger by February 15, 2001; provided, however, that such termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has predominantly contributed to the failure to consummate the Merger;

  . by either the Company or Parent, if there shall be any statute, rule, regulation or executive order that prohibits the consummation of the Merger or if any order, decree, ruling or injunction shall have been entered and such judgment shall have been final and non-appealable; provided, however, that the party seeking to so terminate the Merger Agreement shall have used its reasonable best efforts to remove such injunction, order or decree;

  . by Parent, if at least 75% of the Shares outstanding are not tendered by the Expiration Date;

  . by Parent, if the Company is in breach or failed to perform in any material respects any of its representations, warranties, covenants or other agreements, which breach gives rise to a failure of a condition to the obligation of the Parent to effect the Merger and is incapable of being cured by the Company or is not cured within thirty days of notice of the breach or failure;

  . by the Company, if Parent is in breach or failed to perform in any material respect any of its representations, warranties, covenants or other agreements, which breach gives rise to a failure of a condition to the obligation of the Company to effect the Merger and is incapable of being cured by Parent or is not cured within thirty days notice of the breach or failure;

  . by the Company, if at any time prior to the acceptance of payment of shares of the Company's Common Stock pursuant to the Offer a Superior Proposal is received by the Company and the Company's Board of Directors reasonably determines in good faith (after receiving advice of outside legal counsel) that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; provided that the Company may not terminate the Merger Agreement pursuant to this provision unless and until (i) three business days have elapsed following delivery to Parent of a written notice of such determination of the Company's Board of Directors and during this three business day period the Company has fully cooperated with Parent including, without limitation, informing Parent of the terms and conditions of the Superior Proposal, and the identity of the person making the Superior Proposal;
     (ii) after the three business day period the Superior Proposal continues to constitute a Superior Proposal and the Company's Board of Directors, after receiving the advice of outside legal counsel, confirms its determination that it is necessary to terminate the Merger Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (iii) (x) at or prior to such termination, Parent receives the termination fee as provided for in the Merger Agreement and (y) as soon as practicable following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal.

   If the Merger Agreement is terminated, it will become void and of no effect with no liability of any party except as described below under "Termination Fee; Expenses"; provided, however, that except as otherwise provided therein, no such termination shall relieve any party of any liability or damages resulting from any misrepresentation or breach of any covenant or agreement of the Merger Agreement.

 Termination Fee.

    (a) If the Merger Agreement is terminated by the Offeror or the Company, as the case may be, pursuant to Sections 7.1(b), 7.1(c)(ii), 7.1(d) or 7.1(f) or by the Company pursuant to Section 7.2(g) of the Merger Agreement, then the Company shall promptly pay Parent a fee equal to Parent's expenses, payable by wire transfer of same day funds within two business days of the receipt by the Company of a statement itemizing the amount of such fees.

   (b) In addition to and not in lieu of any fee required by paragraph (a), above, in the event that a Company Takeover Proposal shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b), 7.2(c)(ii), 7.1(d), 7.1(f), or 7.2(g) of the Merger Agreement, then the Company shall promptly pay Parent a fee equal to $2,000,000 (the "Termination Fee") payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to the Merger Agreement unless and until within 18 months of such termination, the Company enters into any Company Acquisition Agreement or consummates any Company Takeover Proposal (for the purposes of the foregoing proviso the terms "Company Acquisition Agreement" and "Company Takeover Proposal" shall have the meanings assigned to such terms in the Nonsolicitation Obligations and Exceptions section of this Offer to Purchase except that the references to 15% in the definition of "Company Takeover Proposal" in the Nonsolicitation Obligations and Exceptions section of this Offer to Purchase shall be deemed to be references to 35% and "Company Takeover Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any subsidiary), of the Company, taken as a whole, in which event the Termination Fee shall be payable within two business days of the first to occur of such events. If the Company fails promptly to pay the amount due pursuant to the Merger Agreement, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in the Merger Agreement, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

   Other than as set forth above, the Merger Agreement provides that all fees, costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated except that expenses incurred in connection with the printing and mailing of the Offer shall be shared equally by Parent and the Company and the Company shall pay all transfer taxes.

   Amendments, Extensions and Waivers. At any time prior to the Effective Time, the Merger Agreement may, by written instrument, be amended by action taken on behalf of Parent and the Company's respective boards of directors; provided, however, that there is no reduction in or change of type of the consideration into which each Share will be converted pursuant to the Merger Agreement upon consummation of the Merger. At any time prior to the Effective Time, a party to the Merger Agreement may, by written instrument signed on behalf of such party, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto by any other party or (c) subject to the following sentence, waive compliance by any other party with any of the agreements or conditions contained therein; provided, however, that there is no reduction in or change of the type of consideration to be delivered to the holders of Shares other than as contemplated by the Merger Agreement.

   Assignment under Merger Agreement. Neither the Company nor the Parent nor the Offeror may assign any of its rights, interests and obligations under the Merger Agreement without the prior written consent of the other parties.

Stock Voting and Tender Agreement

   In connection with the Merger Agreement, Parent, Offeror and the Management Shareholders entered into the Voting Agreement. Pursuant to the terms of the Voting Agreement, the Management Shareholders will vote and tender their Shares pursuant to the terms of the Voting Agreement.

   The Management Shareholders also must take certain actions, including, but not limited to, the following:

  .  vote in favor of the Merger and all the transaction documents;

  . vote against any action, transaction or agreement that will result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement;

  . vote against various other actions which would impede, interfere with, delay, postpone or materially affect the Merger;

  . grant a proxy, appointing Parent, Offeror and any designee of Parent or Offeror, the Management Shareholder's proxy and attorney-in-fact and revoke any proxies given prior to the Voting Agreement.

   There are additional covenants that the Management Shareholders have entered into and these covenants include, but are not limited to, the following:

   The Management Shareholders:

  . will not solicit, facilitate, initiate or encourage any inquiries or the making of any proposal with respect to a Company Takeover Proposal;

  . will not enter into an agreement, arrangement or understanding requiring such Certain Shareholder to abandon, terminate or fail to consummate any of the contemplated transactions;

  . will not negotiate, explore or otherwise engage in discussions or furnish to anyone any information concerning a Company Takeover Proposal;

  . will not withdraw or modify or propose to withdraw or modify the approval or recommendation of the Merger, the Merger Agreement or the Voting Agreement; and

  .  will not endorse or recommend any Company Takeover Proposal.

The Management Shareholders also have agreed to waive any rights of appraisal or rights to dissent from the Merger that such Management Shareholders may have.

Side Letter

   In exchange for receiving options to purchase the Stock in Parent ("Parent Options"), each of the Management Shareholders has agreed not to (i) exercise any options to purchase Shares (except as otherwise agreed between any Management Shareholder and Parent) or (ii) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into agreement, option or other arrangement or understanding with respect to or consent to offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the options owned by such Management Shareholders or any interest therein.

Stock Option Grant in Parent

   Pursuant to a proposed Stock Option Plan and certain Stock Option Grant Letters, the Management Shareholders will receive Parent Options (also referred to as rollover options). The Parent Options will be fully vested and shall not expire if the Management Shareholder's employment is terminated for any reason. In addition to the Parent Options, it is anticipated that the Management holders will receive other stock options in Parent (sometimes referred to as non-rollover options).

Separation Policy

   In connection with the Merger Agreement, as of the Effective Time, the Company plans to enter into a Separation Policy (the "Policy") which is planned to cover, at least, the Management Shareholders. Pursuant to the terms of the Policy, if a Management Shareholder is terminated by reason of an involuntary termination other than for cause, death or permanent disability, the Company will pay to the Management Shareholder a severance benefit equal to the greater of (i) 12 months' salary or (ii) one month's salary for each year of service up to a maximum of two years according to the terms of the Policy, provided in the event of a change of control the Company will pay to the Management Shareholder a benefit equal to 24 months' salary. The term "Involuntary

Termination" means a termination of employment with the Company which occurs by reason of (other than, in either case, involuntary dismissal or discharge by the Company for reasons other than Cause or resignation or early retirement as a result of (i) a material and permanent reduction (i.e., for a continuous period of six (6) months or more) by the Company in the degree of responsibility and authority of such Employee, which reduction shall continue after the Company's receipt of written notice from such Employee, or (ii) the Company's failure to pay such Employee's then current salary or bonus in accordance with the Company's payroll practices within thirty (30) days of being due.) The term "Change of Control" means the acquisition of a majority or more of the outstanding stock of Parent or any successor entity thereto by any person or "group" (as that term is used in Regulation 13D under the Exchange Act) other than the shareholder(s) of the Company as of the Effective Time, and their respective affiliates. The term "Cause" means (i) a Management Shareholder's willful and repeated failure to comply with the lawful directives of the Company's Board of Directors or such Management Shareholder's supervisory personnel that is not cured within ten (10) days of notice being provided by the Company of such failure, or (ii) any criminal act or act of dishonesty, disloyalty, negligence, misconduct or moral turpitude by a Management Shareholder that is injurious to the property, operations, business or reputation of the Company or any subsidiary thereof.

Stockholders' Agreement

   It is anticipated that the Management Shareholders will purchase stock in the Parent after the Merger. In connection with this stock ownership, it is anticipated that the Management Shareholders will become a party to a Stockholders' Agreement which, among other things, restricts transfer of the stock, provides pre-emptive rights, participation rights and registration rights.

   In the event of termination for Cause, the Management Shareholder shall have no right to receive any form of compensation, remuneration or benefit otherwise required or provided hereunder, but shall be entitled to receive any unpaid salary earned to date and all unpaid and accrued vacation, sick and personal days.

   The Policy provides that each Management Shareholder must agree to confidentiality, non-solicitation and non-competition provisions as set forth in the Policy.

14. Dividends and Distributions.

   For a discussion of the restrictions imposed by the Merger Agreement on the ability of the Company and its subsidiaries to pay dividends or make distributions, see Section 13, "The Transaction Documents--Conduct of Company's Business Pending Merger."

15. Certain Conditions to Offeror's Obligations.

   Notwithstanding any other provision of the Offer, Offeror is not required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered unless the following conditions have been satisfied: (i) there have been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes ninety percent (90%) of Shares outstanding at the time the Shares are accepted for payment pursuant to the Offer; and (ii) none of the following events occurs at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares:

   (a) any governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which (i) materially restricts, prevents or prohibits consummation of the Offer or the Merger or results in the obligation to pay damages as a result of or in connection with the transactions contemplated by this Agreement in amounts that would have an adverse effect on the Company or the Company's business, (ii) prohibits or limits the ownership or operation by the Company, Parent or any of their subsidiaries (including, without limitation, Offeror) of all or any material portion of the business or assets of the Company or compels the Company, Parent, or any of their subsidiaries (including, without limitation, Offeror) to dispose of or hold separate all or any material portion of their business or assets, (iii) imposes limitations on the ability of Parent, Offeror or any other affiliate of Parent to acquire or hold, or to exercise effectively full rights of ownership of, any Shares, including, without limitation, the right to vote any Shares acquired pursuant to the Offer, or
(iv) requires divestitures by Parent, Offeror or any other affiliate thereof of any Shares;

   (b) any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date);

   (c) the Company shall not have performed, in all material respects, all obligations and complied with all covenants necessary to be performed or complied with by it;

   (d) the Merger Agreement shall have been terminated in accordance with its terms;

   (e) the Board of Directors of the Company shall have (i) withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Offeror its recommendation of the Offer, the Merger Agreement or the Merger, or (ii) the Board of Directors of the Company shall have approved or recommended a third party acquisition proposal;

   (f) other than the filing of the Articles of Merger with respect to the Merger as provided for by Section 2.3 of the Merger Agreement, fewer than all licenses, permits, authorizations, consents, orders, qualifications or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental authority requisite to consummate of the Merger and the transactions contemplated thereby, shall have been filed, occurred or been obtained, as the case may be, except any of the foregoing the absence of which would not result in a material adverse effect on the Company;

   (g) it shall have been publicly disclosed or Offeror shall have otherwise learned that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member, shall have, following the date of this Agreement (i) acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of Company Common Stock or shall have been granted an option, right or warrant, conditional or otherwise, to obtain more than 20% of any class or series of capital stock of the Company (including, without limitation, the Common Stock); or (ii) without the prior consent of Parent, entered into any binding agreement or understanding with a third party with respect to (A) a merger, consolidation or other business combination with, or acquisition of a material portion of the assets of, the Company, or (B) a tender or exchange offer for Shares; or

   (h) there shall have occurred and be continuing (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any indirect limitation (whether or not mandatory) by a United States Governmental Authority or agency on the extension of credit by banks or other financial institutions or (iv) a commencement of a war, armed hostilities or other national or international crises involving the United States.

   The foregoing conditions are for the sole benefit of Offeror and its affiliates and, subject to the terms of the Agreement, may be asserted by Offeror regardless of the circumstances (including, without limitation, any action or inaction by Offeror or any of its affiliates) giving rise to any such condition or may be waived by Offeror, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement.

16. Certain Regulatory and Legal Matters.

   Except as described in this Section 16, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent and Offeror in the Merger Agreement by the Company, neither Parent nor Offeror is aware of any material pending legal proceedings relating to the Offer, nor of any regulatory requirements which must be complied with or regulatory approvals which must be obtained in connection with the Offer, in each case which would be material to a shareholder's decision whether to sell, tender or hold Shares. Should compliance with any such regulatory requirement or the obtaining of any such regulatory approval be required, Parent and Offeror currently contemplate that they would seek to comply with such requirement or obtain such permit, except as described below under "State Takeover Laws," but Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Offeror's right to decline to purchase Shares if any of the Offer Conditions shall not have been satisfied. There can be no assurance that, if necessary, any such requirement would be complied with or approval be obtained, or would be complied with or obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such requirement was not complied with or approval obtained, and in certain such events Offeror could decline to accept for payment, or pay for, any Shares tendered. See Section 15, "Certain Conditions to Offeror's Obligations."

   Antitrust. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder applicable to the Offer, an acquiring person and the person whose voting securities are being acquired in a tender offer may be required to make an HSR Act filing by filing a Notification and Report Form with respect to the tender offer if each of the following three conditions are satisfied: (i) the acquiring person or the person whose voting securities are being acquired are engaged in commerce or in any activity affecting commerce, (ii) (a) any voting securities or assets of a person engaged in manufacturing which has annual net sales or total assets of $10 million or more are being acquired by any person which has total assets or annual net sales of $100 million or more, (b) any voting securities or assets of a person not engaged in manufacturing which has total assets of $10 million or more are being acquired by any person which has total assets or annual net sales of $100 million or more or (c) any voting securities or assets of a person with annual net sales or total assets of $100 million or more are being acquired by any person which has total assets or annual net sales of $10 million or more, and (iii) as a result of such acquisition, the acquiring person would hold (a) 15% or more of the voting securities or assets of the acquired person, or (b) an aggregate total amount of the voting securities and assets of the acquired person in excess of $15 million.

   Although Parent, Offeror and the Company are engaged in commerce in satisfaction of the first statutory condition to an HSR Act filing stated above and the consummation of the Offer will result in the acquisition by Offeror of 15% or more of the voting securities or assets of the Company in satisfaction of the third statutory condition to an HSR Act filing stated above, neither Parent nor Offeror has total assets or annual net sales of $100 million or more in satisfaction of the second statutory condition to an HSR Act filing. Therefore, none of Parent, Offeror or the Company is required to file a Notification and Report Form with respect to the Offer under the HSR Act and applicable regulations.

   Nevertheless, the Federal Trade Commission (the "FTC") and the Antitrust Division may scrutinize the legality of transactions such as Offeror's proposed acquisition of the Company under the antitrust laws. If the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or the Company. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

   Federal Reserve Board Regulations. Federal Reserve Board Regulations T, U and X promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Because no borrowings secured by margin stock will be borrowed in order to finance the Offer, Parent and Offeror believe that such regulations are not applicable to the Offer.

   State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, with respect to those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. In that case, the law of the State of Indiana before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

   The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. In the Merger Agreement, the Company has represented that none of those takeover laws are applicable to the Company, the Shares, the Offer, the Merger, the Merger Agreement, the Voting Agreement or the transactions contemplated thereby. However, other than for the assurances provided to Offeror through that representation, Offeror does not know whether the takeover laws of any state will, by their terms, apply to the Offer or the Merger or the other transactions contemplated by the Merger Agreement or the Voting and Tender Agreement, and neither Parent not Offeror has attempted to comply with any such laws. If any other such laws are so applicable, Parent and the Company have agreed, in the Merger Agreement, that they and their respective Board of Directors will grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, the Voting and Tender Agreement, the Offer and the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Subject to that requirement under the Merger Agreement, should any person seek to apply any state takeover law, Offeror reserves the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, Offeror might be unable (pursuant to such laws or an injunction ordered thereunder) to accept for payment, or pay for, any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Offeror may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15, "Certain Conditions to Offeror's Obligations."

17. Fees and Expenses.

   Except as described in this Section 17, neither Offeror nor Parent (i) will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer or (ii) has directly or indirectly employed, retained or agreed to compensate any person to make solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.

   Parent has retained BB&T Capital Markets, a division of Scott & Stringfellow, Inc. to act as Dealer Manager in connection with the Offer. Pursuant to the terms of its engagement, Parent has agreed to pay BB&T Capital Markets, a division of Scott & Stringfellow, Inc. customary compensation for its services upon completion of the Offer. Parent also has agreed to reimburse BB&T Capital Markets, a division of Scott & Stringfellow, Inc. for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of legal counsel, and to indemnify BB&T Capital Markets, a division of Scott & Stringfellow, Inc. and related parties against certain liabilities, including liabilities under the federal securities law, arising out of its engagement. In the ordinary course of business, BB&T Capital Markets, a division of Scott & Stringfellow, Inc. and its affiliates may actively trade securities of the Company and affiliates of Parent for their own account and for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

   Offeror and Parent have retained Innisfree M&A Incorporated as Information Agent and Computershare Investor Services LLC as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and reimbursement for their out-of-pocket expenses in the Offer. The Depositary will also be indemnified by Offeror against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

18. Miscellaneous.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Parent or Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Offeror will make a good-faith effort to comply with such state statute. If, after such good faith effort, Offeror cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Parent or Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Offeror or Parent. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

   Parent and Offeror have filed with the Commission a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3(a)(1) thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation of the Company Board of Directors with respect to the Offer and the reasons for such recommendation of the Company Board of Directors and furnishing certain additional related information. Copies of such documents and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the same places and in the same manner as set forth with respect to the Company in Section 8, "Certain Information Concerning the Company" (except that they may not be available at the regional offices of the Commission).

                                              KBII ACQUISITION COMPANY, INC.

August 18, 2000

                                                                         ANNEX I

                        DIRECTORS AND EXECUTIVE OFFICERS
                             OF PARENT AND OFFEROR

   The names and ages of the directors and executive officers of Parent, Offeror, KBII, L.P. and KBII, LLC, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States, his business address is 111 Radio Circle, Mount Kisco, New York 10549, and his business telephone number is 914-241-7430.

                               PARENT AND OFFEROR

                                            Present Principal Occupation or
                                                    Employment with
                                         KBII Holdings, Inc., KBII Acquisition
                                            Company, Inc.; KBII Acquisition
                                        Company, L.P. and KBII Management, LLC
                                          Material Positions Held During the
     Name and Age                                   Past Five Years
     ------------                       --------------------------------------
 James A. Kohlberg (42)................ President of KBII Acquisition Company,
                                        Inc. and KBII Holdings, Inc., Managing
                                        Member of KBII Management, L.L.C.
                                        (General Partner of KBII Acquisition
                                        Company, L.P., the controlling
                                        shareholder of KBII Holdings, Inc.).
                                        Mr. Kohlberg has been a principal of
                                        Kohlberg & Co., L.L.C. for more than
                                        the past five years.
 Christopher Lacovara (35)............. Secretary of KBII Acquisition Company,
                                        Inc. and KBII Holdings, Inc., and
                                        Secretary of KBII Management, L.L.C.
                                        Mr. Lacovara has been an associate
                                        with and/or principal of Kohlberg &
                                        Co., L.L.C. for more than the past
                                        five years.

   MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL, PROPERLY COMPLETED, WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL, CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH SHAREHOLDER OF THE COMPANY OR ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH
BELOW:

                       The Depositary for the Offer is:

                      Computershare Investor Services LLC


                                                 By Telephone
                                                (212) 701-7624
          By Mail:                        By Facsimile Transmission:          By Hand/Overnight Courier:

Computershare Investor Services LLC     (FOR ELIGIBLE INSTITUTIONS ONLY)   Computershare Investor Services LLC
    Wall Street Station                          (212) 701-7636                       Wall Street Plaza
       P.O. Box 1023                                                             88 Pine Street, 19th Floor
     New York, New York                                                           New York, New York 10005
         10268-1023

                        Confirm Facsimile by Telephone:

                                (212) 701-7624
                            (for Confirmation Only)

   Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Offeror's expense. A shareholder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                     [LOGO OF INNISFREE M&A INCORPORATED]
                              501 Madison Avenue
                              New York, NY 10022
                          Call Collect (212) 750-5833
         Banks and Brokerage Firms, Please Call Collect: 212-750-5833
              Shareholders, Please Call Toll Free: 1-888-750-5834

                     The Dealer Manager for the Offer is:

                        [LOGO OF BB&T CAPITAL MARKETS]
                             909 East Main Street
                              Richmond, VA 23219
                                (804) 787-8252